Exhibit 10.71

AMENDMENT NO. 2 TO

LIFE INSURANCE ENDORSEMENT METHOD

SPLIT DOLLAR PLAN AGREEMENT

This Amendment No. 2 to Life Insurance Endorsement Method Split Dollar Plan Agreement (the “Amendment”) is made effective as of December 20, 2006, and is entered into by and between Central Valley Community Bank (the “Bank”) and Gayle Graham (the “Insured” or “Executive”), each a “Party” and together the “Parties.”

RECITALS

A.            The Parties entered into that certain Life Insurance Endorsement Method Split Dollar Plan Agreement dated effective as of June 7, 2000 (the “Original Agreement”) which was subsequently amended by that certain Amendment No. 1 to Life Insurance Endorsement Method Split Dollar Plan Agreement dated as of February 1, 2005 (“Amendment No. 1”) (the Original Agreement and Amendment No. 1 together referred to as the “Agreement”).

B.            Certain parts of the Agreement pertaining to the Early Retirement Benefit are inconsistent with the original intent of the Parties.

C.            The Parties now wish to clarify their original intent by amending the Agreement as provided herein.

AGREEMENT

In consideration of the mutual promises, covenants, and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.             Division of Death Proceeds. Section VI (B) of the Original Agreement and Section 2(b) of Amendment No. 1 are hereby deleted in their entirety and replaced with the following:

Should the Insured die following early retirement from the Bank, the Insured’s beneficiary(ies), designated in accordance with Paragraph III, shall be entitled to the lesser of the following two amounts from the proceeds of the Policies:

(i) A lump sum payment equal to the present value of one hundred percent (100%) of the sum of all remaining payments that would have been made under that certain Executive Salary Continuation Agreement between the Bank and Insured dated as of June 7, 2000, as amended on February 1, 2005 and again on December 20, 2006, but for the Insured’s death.

(ii) An amount equal to one hundred percent (100%) of the net at risk insurance portion of the proceeds of the 2001 Policies and the New York Life Policy.  The net at risk insurance portion of each policy is the total proceeds less the cash value of the policy.

4.             References and Definitions. Upon execution and delivery of this Amendment, all references in the Agreement to the “Agreement,” and the provisions thereof, shall be deemed to refer to the Agreement, as amended by this Amendment. All capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Agreement.

5.             No Other Amendments or Changes. Except as expressly amended or modified by this Amendment, all of the terms and conditions of the Agreement shall remain unchanged and in full force and effect.

Executed effective as of the date first written above.

BANK:		EXECUTIVE:

CENTRAL VALLEY COMMUNITY BANK		GAYLE GRAHAM

By:	/s/ Daniel Doyle	/s/ Gayle Graham
Name: Daniel Doyle		Gayle Graham
Title: President and Chief Executive Officer